Exhibit 99

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
INCREASES ITS CASH DIVIDEND PAYMENT TO STOCKHOLDERS BY 32.14%
FOR ITS ELEVENTH CONSECUTIVE YEAR, FOR A CUMMULATIVE INCREASE OF
2,189.00%

Mayaguez, Puerto Rico, January 20, 2005. W HOLDING COMPANY, INC. (NYSE: WHI), the financial holding company of WESTERNBANK PUERTO RICO, announced today that at a special meeting, the Company’s Board of Directors approved an increase in the cash dividend payment of 32.14% on the Company’s common stock for those to be declared during the remaining eleven-month period of 2005, in line with the Company’s dividend payment guidelines.

The new cash dividend payment for 2005 was increased to an equivalent rate of $0.19 per share on an annualized basis or $0.015833 on a monthly basis, compared to the $0.143791 per share on an annualized basis in cash dividends received in 2004 or $0.0119825 on a monthly basis, as adjusted for the recently announced three-for-two (3x2) stock split and the 2% stock dividend. Excluding the effect of the stock split and stock dividend, this is the equivalent of an increase from $0.22 in cash dividend in 2004 to the equivalent of $0.29 on an annualized basis. The new cash dividend rate is in effect for the remaining 11 months of 2005 commencing on March 15, 2005, to the stockholders of record as of February 28, 2005.

Commenting on this action, Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, stated: “This is the twelfth consecutive cash dividend payment increase in the last eleven years for a cumulative increase of 2,189% during such period. As we have said in the past, for those stockholders residents of Puerto Rico, this is an excellent benefit as this is the only publicly trade company in Puerto Rico that pays dividends on its common stock on a monthly basis, with the additional benefit that they will be subject only to a 10% Puerto Rico tax”.

WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating through 52 full-fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 12 at the San Juan Metropolitan area of Puerto Rico, and a fully functional banking site on the Internet. Westernbank is also Puerto Rico’s largest locally owned asset-based lender, small-loan lender and has had the largest market share growth and dominance in the last three years, since inception, through its Trust Division, with products, such as IRAs, deferred compensation plans, among others. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Messrs. Ricardo Hernández, Norberto Rivera, Erik Santiago or Vixson Báez, the Company’s Vice President Corporate Comptroller, the Bank’s Comptroller and Senior’s Financial Analysts, respectively, at (787) 834-8000; Internet: www.wholding.com